Exhibit 5.1

December 5, 2006

I-many, Inc.

511 Congress Street

Portland, ME 04101

Re:	I-many, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Vice President and General Counsel of I-many, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the registration on a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the offer and sale of up to 4,596,229 shares of Common Stock, par value $.0001 per share, of the Company to be resold by certain stockholders (the “Selling Stockholders”) of the Company, consisting (a) 3,535,566 shares of common stock that I-many, Inc. issued to investors in a private placement on November 6, 2006 (the “Outstanding Shares”), and (b) 1,060,663 additional shares of common stock issuable upon the exercise of warrants that I-many, Inc. issued to investors in the private placement on November 6, 2006 (the “Warrant Shares”) (collectively, the “Shares”).

I have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company’s officers all questions of fact that I have deemed necessary or appropriate.

Based upon and subject to the foregoing, I am of the opinion that (i) the Shares are duly authorized, (ii) the Outstanding Shares are validly issued, fully paid and nonassessable, and (iii) upon issuance after exercise of the warrants and payment of the exercise price, the Warrant Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me in the Prospectus contained in the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/ ROBERT G. SCHWARTZ, JR.
Robert G. Schwartz, Jr. Vice President and General Counsel